Exhibit 10.1

INTERVAL LEISURE GROUP, INC. NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN

1.              Purpose. This Non-Employee Director Compensation Plan (the “Plan”) is intended to attract highly-qualified individuals to serve as Non-Employee Directors of Interval Leisure Group, Inc. (the “Company”) and to provide Non-Employee Directors with incentives and rewards that motivate superior oversight and protection of the Company’s business.

2.              Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Annual Retainer” means the annual fee payable by the Company to a Non-Employee Director with respect to his or her service as a member of the Board.

“Board or Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

“Board Term” means the approximate 12-month period commencing on the date of the Company’s annual meeting of shareholders at which Board members are elected or appointed for the year.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a standing committee of the Board.

“Committee Annual Retainer” means the annual fee payable by the Company to a Non-Employee Director with respect to his or her service on a Committee.

“Committee Chair” means the Non-Employee Director serving as the chair of a Committee.

“Committee Chair Annual Retainer” means the annual fee payable by the Company to a Committee Chair with respect to his or her service as a Committee Chair.

“Company” means Interval Leisure Group, Inc., a Delaware corporation, including any successor thereto.

“Effective Date” means the date as of which this Plan is adopted by the Board.

“Equity Incentive Plan” means the Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan, or any successor equity compensation plan.

“Fair Market Value” shall have the meaning set forth in the Equity Incentive Plan.

“Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any of its subsidiaries or Affiliates.

“Plan” means this Interval Leisure Group Non-Employee Director Compensation Plan, as set forth herein, and as amended from time to time.

“Quarterly Payment Dates” has the meaning set forth in Section 5.4 of the Plan.

“Section 409A” means Section 409A of the Code and all authoritative interpretive guidance issued thereunder.

“Separation from Service” means a Non-Employee Director ceasing to be a member of the Board due to a voluntary or involuntary separation from service, for any reason, determined in accordance with Section 409A.

“Share” means a share of the Company’s common stock, par value $0.01.

3.              Administration. The Plan shall be administered by the Nominating Committee which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan. The Nominating Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Nominating Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.

4.              Eligibility. Each Non-Employee Director shall be eligible to receive the compensation provided hereunder. Directors who are also employees of the Company do not receive additional compensation for service as a director and shall not be eligible to participate in the Plan.

5.              Cash Compensation.

5.1                Board Member Annual Retainer. Each Non-Employee Director who is elected or appointed to the Board at an annual meeting of shareholders shall receive an Annual Retainer for the Board Term that commences on election or appointment at such meeting. The amount of the Annual Retainer shall be as determined by the Board from time to time.

A Non-Employee Director who is appointed or elected to the Board after the annual meeting of shareholders but during the applicable Board Term or who experiences a Separation from Service during the Board Term shall receive a pro-rated portion of the Annual Retainer for the Board Term based on the number of complete days of the Board Term during which the Non-Employee Director serves as a member of the Board, unless otherwise determined by the Compensation Committee.

5.2                Committee Annual Retainer. Each Non-Employee Director who is appointed to serve as a member of a Committee at an annual meeting of shareholders shall receive a Committee Annual Retainer for the Board Term that commences on appointment at such meeting. The amount of the Committee Annual Retainer shall be as determined by the Board from time to time.

A Non-Employee Director who is appointed to a Committee after the annual meeting of shareholders but during the applicable Board Term or who experiences a Separation from Service during the Board Term shall receive a pro-rated portion of the Committee Annual Retainer for the Board Term based on the number of complete days of the Board Term during which the Non-Employee Director serves on the applicable Committee, unless otherwise determined by the Compensation Committee.

5.3                Committee Chair Annual Retainer. Each Non-Employee Director who is appointed to serve as a Committee Chair at an annual meeting of shareholders shall receive a Committee Chair Annual Retainer for the Board Term that commences in appointment at such meeting. The amount of the Committee Chair Annual Retainer shall be as determined by the Board from time to time.

A Non-Employee Director who is appointed as a Committee Chair after the annual meeting of shareholders but during the applicable Board Term or who experiences a Separation from Service during the Board Term shall receive a pro-rated portion of the Committee Chair Annual Retainer for the Board Term based on the number of complete days of the Board Term during which the Non-Employee Director serves as the applicable Committee Chair, unless otherwise determined by the Compensation Committee.

5.4                Form of Payment of Annual Retainers.

(a)                Except as otherwise provided herein, Annual Retainers (including, for purposes of this Section 5.4, Committee Annual Retainers and Committee Chair Annual Retainers, as applicable) shall be paid in cash, in arrears, in equal quarterly installments on the last day of each calendar quarter (the “Quarterly Payment Dates”). Any pro-rated portion of any Annual Retainer for any quarter shall be payable on the next regularly scheduled Quarterly Payment Date.

(b)                Notwithstanding any other provision contained herein, each Non-Employee Director may elect to have the Company pay all of his or her Annual Retainer(s) in Shares, in lieu of cash. The number of Shares paid shall be determined by dividing the dollar amount of the Annual Retainer(s) by the Fair Market Value of a Share on the date the Annual Retainer(s) are otherwise payable, rounded down to the nearest whole Share. In no case shall any fractional Shares be issued. Shares issued in lieu of cash shall be fully vested and unrestricted Shares issued pursuant to the Equity Incentive Plan and shall be paid effective on the same schedule as Annual Retainers paid in cash with delivery made as soon as reasonably practicable thereafter. Any election by a Non-Employee Director to receive his or her Annual Retainer(s) for a calendar year Shares must be made no later than November 30 of the calendar year immediately preceding the calendar year or, if later, within 30 days of a Non-Employee Director’s initial appointment to the Board or the initial adoption of this Plan, but only with respect to compensation earned after the date of the election. Any election must comply with all rules established from time to time by the Board, including any insider trading policy or similar policy. A Non-Employee Director may not make an election pursuant to this Section 5.4(b) during a Company blackout period or when the Non-Employee Director is otherwise in possession of material non-public information.

6.              Equity Compensation.

6.1                Source of Shares. All grants of equity awards contemplated by this Plan (including Shares issued pursuant to Section 5.4) shall be issued under the Equity Incentive Plan, subject to all of the terms and conditions thereof and only to the extent that Shares remain available for issuance under the Equity Incentive Plan. The terms of the Equity Incentive Plan are incorporated into this Plan with respect to any equity awards paid hereunder. In the event of any inconsistency between the Equity Incentive Plan and this Plan with respect to the equity awards, the terms of the Equity Incentive Plan shall control. The Plan does not constitute a separate source of Shares for the granting of any equity awards hereunder.

7.              General Provisions.

7.1                Unfunded Obligations. The amounts to be paid to Non-Employee Directors under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Non-Employee Directors shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

7.2                No Right to Continued Board Membership. Neither the Plan nor any compensation paid hereunder will confer on any Non-Employee Director the right to continue to serve as a member of the Board or in any other capacity.

7.3                Nonassignment. Any and all rights of a Non-Employee Director respecting payments under this Plan may not be assigned, transferred, pledged or encumbered in any manner, other than by will or the laws of descent and distribution, and any attempt to do so shall be void.

7.4                Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

7.5                Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof (other than matters covered by the Equity Incentive Plan and Interval Leisure Group, Inc. Deferred Compensation Plan for Non-Employee Directors) and supersedes all prior plans with respect to the subject matter hereof.

7.6                Compliance With Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations.

7.7                Term of Plan. This Plan will remain in effect until it is revised or terminated by further action of the Board.

7.8                Termination and Amendment. The Board may at any time amend or modify this Plan in whole or in part. Notwithstanding the foregoing, no amendment or termination of the Plan may impair the right of a Non-Employee Director to receive any amounts accrued hereunder prior to the effective date of such amendment or termination.

7.9                Applicable Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

7.10         Section 409A. The Plan is intended to comply with the requirements of Section 409A, to the extent applicable, and shall be interpreted accordingly. Notwithstanding the foregoing, the Company makes no representations or covenants that any compensation paid or awarded under the Plan will comply with Section 409A.

7.11         Withholding. To the extent required by applicable Federal, state or local law, a Non-Employee Director must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

7.12         Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

7.13         Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.